Exhibit 99.3

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

TABLE OF CONTENTS

Page(s)

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheet	2

Consolidated Statement of Operations	3

Consolidated Statement of Stockholders’ Deficit	4

Consolidated Statement of Cash Flows	5-6

Notes to Consolidated Financial Statements	7-26

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of One Communications Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheet of One Communications Corp. and Subsidiaries (“the Company”) as of March 31, 2011, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the three month period then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Communications Corp. and Subsidiaries at March 31, 2011, and the consolidated results of their operations and their cash flows for the three month period then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Rochester, New York

June 16, 2011

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2011

(Amounts in thousands, except share and per share amounts)

March 31,
2011

ASSETS:
Current assets:
Cash and cash equivalents	$11,158
Accounts receivable (net of allowance for doubtful accounts of $7,542)	57,127
Due from related parties	312
Prepaid expenses and other current assets	19,916
Total current assets	88,513
Property and equipment, net	168,445
Intangible assets, net	21,824
Goodwill	94,410
Other assets, net	15,254
TOTAL	$388,446
LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Current portion of long-term debt - bank	$19,331
Current portion of capital lease obligations	990
Current portion of interest rate swap	3,449
Accounts payable	32,139
Accrued expenses	79,660
Deferred revenue	18,630
Total current liabilities	154,199
Long-term liabilities:
Long-term debt - bank	247,247
Long-term portion of capital lease obligations	16,687
Deferred revenue	10,447
Other long-term liabilities	11,958
Total long-term liabilities	286,339
Stockholders’ deficit:
Class A common stock, $0.01 par value, 115,000,000 shares authorized, 73,165,396 shares issued and outstanding	732
Class B convertible, non-voting common stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—
Class C non-voting common stock, $0.01 par value, 20,000,000 shares authorized, 2,716,680 issued and outstanding	27
Additional paid-in capital	521,694
Accumulated deficit	(574,545)
Total stockholders’ deficit	(52,092)
TOTAL	$388,446

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(Amounts in thousands)

Three Months Ended
March 31, 2011

REVENUE	$133,663
OPERATING EXPENSES:
Network costs (excluding depreciation and amortization shown below)	68,227
Selling, general and administrative (including stock-based compensation of $79)	44,779
Loss on disposition of property and equipment	17
Depreciation and amortization	18,648
Other operating income	(25)
Total operating expenses	131,646
INCOME FROM OPERATIONS	2,017
OTHER EXPENSE, NET:
Interest income	30
Interest expense	(12,053)
Total other expense, net	(12,023)
LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF INVESTMENTS	(10,006)
INCOME TAX BENEFIT	607
EQUITY IN EARNINGS OF INVESTMENTS	22
NET LOSS	$(9,377)

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(Amounts in thousands, except share amounts)

		Class A	Class C	Additional
		Common	Common	Paid-in	Accumulated
	Shares	Stock	Stock	Capital	Deficit	Total
Balance as of January 1, 2011	75,863,201	$732	$27	$521,623	$(565,168)	$(42,786)
Vesting of restricted stock awards	30,947	—	—	—	—	—
Vested restricted stock awards withheld for income taxes	(12,072)	—	—	(8)	—	(8)
Stock-based compensation	—	—	—	79	—	79
Net loss	—	—	—	—	(9,377)	(9,377)
Balance as of March 31, 2011	75,882,076	$732	$27	$521,694	$(574,545)	$(52,092)

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(Amounts in thousands)

Three Months Ended
March 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,377)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,648
Loss on disposition of property and equipment	17
Equity in earnings of investment	(22)
Interest payable-in-kind on long-term debt	4,990
Amortization of deferred financing costs	1,971
Accretion of asset retirement obligation	15
Stock-based compensation expense	79
Interest rate swap settlements	3,416
Change in fair value of interest rate swap	(3,368)
Changes in assets and liabilities:
Decrease in accounts receivable, net	3,449
Decrease in due from related parties	437
Decrease in prepaid expenses and other current assets	281
Decrease in other assets, net	291
Increase in accounts payable	7,665
Decrease in accrued expenses	(6,705)
Decrease in deferred revenue	(588)
Decrease in other long-term liabilities	(81)
Net cash provided by operating activities	21,118
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,981)
Proceeds from the sale of property and equipment	21
Cash paid in connection with interest rate swap settlements	(3,416)
Net cash used in investing activities	(7,376)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt - bank	(4,833)
Principal payments on capital lease obligations	(227)
Cash paid in connection with employee tax obligations on stock-based compensation	(34)
Net cash used in financing activities	(5,094)
NET INCREASE IN CASH AND CASH EQUIVALENTS	8,648
CASH AND CASH EQUIVALENTS:
Beginning of period	2,510
End of period	$11,158

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS  — (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(Amounts in thousands)

Three Months Ended
March 31, 2011
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$11,434
Cash paid during the period for income taxes	$2,993

Supplemental disclosure of non-cash investing and financing activities:
Additions to property and equipment included in accounts payable and accrued expenses	$5,348

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011

1.                      DESCRIPTION OF BUSINESS

One Communications Corp. (“One” or “the Company”) was formed on June 30, 2006 from the merger of Choice One Communications Inc. (“Choice One”) and CTC Communications Group, Inc. (“CTC”) and the subsequent acquisition of Conversent Communications, Inc. (“Conversent”). The merger of CTC with Choice One and the acquisition of Conversent are hereinafter collectively referred to as the “Transactions”.

One, through its subsidiaries, is a facilities-based, competitive local exchange carrier (“CLEC”) providing integrated voice and data services to small and medium-sized businesses in the Northeast, mid-Atlantic and mid-western portions of the United States.

As further discussed in Note 19, the Company was acquired by EarthLink, Inc. on April 1, 2011.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the basis of the Company continuing as a going concern. The Company has historically generated cash flows from its operations sufficient to meet working capital needs, capital expenditures and debt service obligations since its formation on June 30, 2006.  On July 16, 2010, the Company and its lenders agreed to an amendment of its credit facility (the “Amended and Restated One Facility”) and a forbearance (the “Forbearance”), whereby the lenders have agreed that they will not exercise their rights and remedies in the event the Company were to default on specific financial covenants during the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011, subject to certain conditions (See Note 9).  During each of these periods, the Company did default on one or more of its financial covenants.  On December 20, 2010, the Company’s shareholders entered into an agreement whereby the Company would be acquired by EarthLink, Inc.  The proceeds from this transaction are first to be used to repay the outstanding balance under the Amended and Restated One Facility.  This transaction closed on April 1, 2011 and the outstanding balance under the Amended and Restated One Facility was repaid (See Note 19).

Consolidation

The accompanying consolidated financial statements include all accounts of the Company.  All intercompany balances and transactions have been eliminated in consolidation.

Segment Disclosure

The Company operates in one segment.

Cash and Cash Equivalents

Cash and cash equivalents includes cash and highly liquid investments with original maturities of three months or less when purchased.  The carrying value of the cash equivalents approximates fair value.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its retail and wholesale customers to make required payments.  These estimates are based on a number of factors, including (1) historical experience, (2) aging of accounts receivable, and (3) specific information obtained by the Company on the financial condition and current creditworthiness of its customers.  If the financial condition of the Company’s retail and wholesale customers were to deteriorate, additional allowances could be required resulting in additional expense to the Company.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation.  Material costs, labor and applicable overhead related to the installation of new customers, and expansion of the Company’s network, are capitalized to the extent determined to be recoverable.  Interest costs incurred in connection with the installation of certain equipment are capitalized until such equipment becomes operational.  These costs are then depreciated over the life of the related asset.  Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Switch equipment	3-10 years
Computer equipment and software	2-5 years
Office furniture, equipment and vehicles	3-7 years
Indefeasible rights to use fiber (“IRUs”) - shorter of the estimated useful life or lease term	5-20 years

Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, which includes optional lease extension periods that are reasonably assured for switch sites.

Capitalized internal software costs generally include personnel and related costs incurred in the enhancement and implementation of purchased software packages.

The Company incurs costs associated with expanding its network when customer growth requires capacity enhancements.  These costs are referred to as augment costs.  Augment costs are paid to incumbent local exchange carriers (“ILECs”) and interexchange carriers (“IXCs”) for circuits and trunks leased to support the Company’s customers.  Augment costs are included in switch equipment and depreciated over 10 years, the expected useful life of these circuits and trunks.

Property and equipment under capital leases are recorded as an asset and an obligation at an amount equal to the lesser of the present value of minimum lease payments or the fair value of such leased asset.  The Company has classified a portion of its IRUs and certain vehicle leases as capital leases.  Included within depreciation expense, is amortization of property and equipment under capital lease agreements.

Intangible Assets and Goodwill

Intangible assets consist of customer relationships, favorable leases and tradenames.

Customer relationships are amortized using the straight-line method over the remaining estimated useful lives, which range from one to four years.

Favorable leases represent the excess of market rent over contractual rent at the time the leases were acquired.  Amortization is determined using the straight-line method over the remaining term of the underlying leases, which range from four to ten years.

The Company does not amortize goodwill or tradenames, which are deemed to have indefinite useful lives.

Goodwill and tradenames are tested for impairment whenever events or circumstances make it more likely than not that an impairment may have occurred or at least annually.  The Company has identified one reporting unit for purposes of testing goodwill for impairment.  The Company has identified December 31 of its fiscal year as the impairment test date.  Goodwill is assessed for impairment based on the Company’s estimate of the fair value of its reporting unit.

The Company’s impairment review is primarily based on a discounted cash flow approach or other evidence as to fair value of the reporting unit to a market participant (goodwill) as well as a relief from royalty method (tradenames) that requires significant judgment with respect to future volume, revenue and expense growth rates, and the selection of the appropriate discounts and royalty rates.  Management uses estimates based on expected trends in making these assumptions.  An impairment loss, if necessary, is recorded for the difference between the carrying value and the net present value of estimated cash flows, which represents the estimated fair value of the asset.  No such losses were recognized for the three months ended March 31, 2011.

Other Assets

Other assets consist primarily of deferred customer installation costs and deferred financing costs.

The Company incurs and capitalizes certain costs associated with connecting new customers to its backbone network.  These costs are comprised of payments made to third parties, primarily ILECs, for last-mile tail circuits.  These costs result directly from entering into a new customer contract and would not have been incurred by the Company had a new contract not been executed.  These costs are expensed on a straight-line basis over the expected term of the customer relationship, which is generally five years, and is consistent with the treatment of corresponding deferred revenue.  The Company does not limit the cost capitalized to the corresponding deferred revenue.

Costs incurred to obtain long-term financing are capitalized.  Such costs are amortized over the term of the related financing using the effective interest method and are reflected as a component of interest expense in the consolidated statement of operations.

Long-Lived Assets

The Company reviews its long-lived assets, including finite-lived intangible assets, for possible impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable.  Events or circumstances that indicate an asset may not be recoverable include, but are not limited to, unexpected adverse economic factors, technological changes, competitive activities, and acts of governments and courts.  An asset may be deemed impaired when its carrying value is in excess of the sum of the undiscounted cash flows expected to result from the use of such asset and its eventual disposition.  When an impairment exists, the estimated future cash flows associated with that asset are then discounted, or another appropriate fair value methodology is utilized, to determine the estimated fair value of the asset and an impairment loss, if any, is recorded if the carrying value is greater than the fair value of such asset.  No such losses were recognized for the three months ended March 31, 2011.

Derivative Financial Instrument

The Company accounts for its derivative financial instruments in accordance with generally accepted accounting principles.  In order to reduce the Company’s exposure to fluctuations in interest rates, the Company has executed an interest rate swap agreement.  This swap agreement effectively converts a portion of the Company’s floating-rate debt to fixed-rate debt.  Such agreement involves the exchange of fixed-rate and floating-rate payments over the life of the swap without the exchange of the underlying principal amounts.  The Company’s policy is to enter into swap agreements only with creditworthy counterparties.  The Company does not engage in interest rate speculation.  Interest rate swaps are utilized to hedge interest rate risk and are not held for trading purposes (See Note 11).

The Company’s interest rate swap agreement is stated at its fair value on the consolidated balance sheet.  As the Company has not designated this derivative as a hedge for accounting purposes, all changes in fair value are included as a component of interest expense in the consolidated statement of operations.

Income Taxes

The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred income tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. The Company must make significant estimates and assumptions about future taxable income and future income tax consequences when determining the amount of the valuation allowance.

The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense in the consolidated statement of operations.

Loss Contingencies

Loss contingencies are accrued by a charge to income if each of the following two conditions are met: (1) information prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements, and (2) the amount of the loss can be reasonably estimated.

Revenue Recognition

The Company’s revenue is derived from the provision of services, including dedicated transport, local voice services, long distance voice services, high-speed Internet access services to end-user businesses and wholesale carrier customers, web-hosting and managed services.  Revenue is primarily comprised of usage fees and monthly recurring fees.

Usage fees consist of (1) fees paid by customers for voice services, (2) access fees paid by IXCs for inter-exchange toll and toll-free traffic that utilizes Company facilities, (3) access fees paid by ILECs and other CLEC’s for the termination of intra-state toll traffic that originated on their network and terminates on Company facilities, and (4) reciprocal compensation paid by ILECs and other CLEC’s when the Company completes a local call to its end-user customers that originated on another ILEC’s or CLEC’s network.  Revenue related to usage fees is recognized when the service is provided.  Usage fees are billed in arrears and estimates are used to recognize revenue for unbilled usage fees.  The Company’s ability to generate access fees and reciprocal compensation fees is subject to regulatory and legal uncertainty.  Until these uncertainties are ultimately resolved, the Company’s policy is to recognize access fees and reciprocal compensation fees only when it is concluded that realization of that revenue is reasonably assured.

Monthly recurring fees include fees paid by customers for lines in service and for additional features on those lines.  Monthly recurring fees are primarily billed in advance and are recognized as revenue during the period in which those fees are earned.

The Company also derives revenue from non-recurring charges imposed on customers at the time a service is installed.  These charges consist primarily of service activation and installation fees and are deferred and recognized as revenue over the expected life of the customer relationship, which is five years.

If a customer terminates its contract with the Company after execution and prior to installation, the Company is entitled to collect an early cancellation fee.  In addition, should a customer terminate its contract with the Company following installation of the service and prior to the end of contract term, the Company is entitled to collect early termination charges and equipment return fees from the customer.  Revenue associated with these fees is generally recognized when payment is received.

Management makes estimates of future customer credits through an analysis of historical trends and known events.  Provisions for customer credits are recorded as a reduction of revenue when incurred.  Since revenue allowances are recorded as an offset to revenue, any future increases or decreases in such allowances have a corresponding affect on revenue.

The Company classifies certain taxes and fees billed to customers and remitted to government authorities on a gross versus net basis in revenue and network cost. The total amount classified as revenue associated with such fees was approximately $5.6 million, for the three months ended March 31, 2011.

Network Costs

The Company’s network costs are comprised primarily of leased transport charges and usage related charges and do not include any salaries and wages.

The Company’s leased transport charges represent lease payments incurred by the Company for transmission services from the ILEC and other carriers that are used to connect its customers to its backbone network.

Usage-related charges are primarily comprised of usage charges associated with the Company’s provision of long distance services to its customers, access charges and reciprocal compensation fees paid to ILEC’s and other CLEC’s and transit fees paid to intermediate IXC’s.

Network costs are recognized in the period in which the service is utilized. In instances where the Company has not yet received bills for a given period, the Company accrues costs based on management estimates. Network costs include lease costs for direct access lines and circuits, facility charges, outgoing and incoming minute charges, reciprocal compensation fees and other similar charges. There is considerable judgment that goes into the estimation of these costs based on line and circuit counts, estimated usage, active collocation sites and contractual and regulatory interpretations, including anticipated changes.  Differences between actual and estimated amounts may affect the Company’s results of operations.  From time to time, ILEC’s, other CLEC’s and other carriers, including IXCs, present inaccurate bills, which the Company disputes.  As a result of such billing inaccuracies, the Company records an estimate of its liability based on its measurement of services received.  As of March 31, 2011, the Company had $21.0 million of disputed unpaid bills from ILEC’s, CLEC’s and other carriers and has reserved $2.2 million against those disputed bills.  The amount of disputed unpaid bills as of March 31, 2011 includes $10.0 million of disputed bills for which a $0.2 million reserve has been established that are in the process of being resolved in the context of individual settlement agreements with several underlying carriers.  Additionally, the Company has disputed certain amounts for which the Company has remitted payments and expects a refund or credit applied to future invoices.  As of March 31, 2011, the Company had $6.0 million of amounts previously paid which are in dispute with ILEC’s, CLEC’s and other carriers and has recorded anticipated recoveries of $2.1 million, as an offset to the accrued balances. The amount of previously paid bills that are in dispute as of March 31, 2011 includes $4.1 million of disputed bills of which $0.3 million was deemed recoverable that are in the process of being resolved in the context of individual settlement agreements with several underlying carriers.

Stock-Based Compensation

The Company applies the Black-Scholes valuation model at the date of grant to determine the fair value of stock options granted to participants.  For restricted stock awards, fair value is determined based upon the value of the Company’s common stock on the date of grant.  The fair value of stock options and restricted stock awards are then amortized on a straight-line basis to compensation expense over the applicable vesting period, which is generally three years.  Compensation expense is recognized only for those awards expected to vest, with forfeitures estimated based on the Company’s historical experience and future expectations.

A portion of the Company’s outstanding stock options qualify as incentive stock options (“ISOs”) for federal income tax purposes.  As such, a tax benefit is not recorded at the time the compensation cost related to the ISO is recorded for financial reporting purposes because ISOs do not ordinarily result in a tax benefit to the Company unless there is a disqualifying disposition.  Stock option grants of non-qualified stock options result in the creation of a deferred tax asset until the time that such stock option is exercised.

Advertising

The Company expenses advertising costs in the period incurred.  Advertising expense amounted to $0.2 million for the three months ended March 31, 2011.

Leases

The Company categorizes leases at their inception as either operating or capital leases depending on certain criteria. Rent expense for operating leases is recognized on a straight-line basis without regard to deferred payment terms, such as rent holidays or fixed escalations. Incentives are treated as a reduction of the Company’s rent expense over the term of the lease agreement. The Company records leasehold improvements funded by landlords under operating leases as leasehold improvements and deferred rent.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.  As of March 31, 2011, $11.2 million of the Company’s cash and cash equivalents were held by a major financial institution, and the remaining cash and cash equivalents were held at various other financial institutions and banks.  The Company places its cash and cash equivalents with high credit quality financial institutions.  A significant portion of the Company’s sales are credit sales to customers whose ability to pay is dependent upon each customer’s financial condition; however, concentrations of credit risk with respect to accounts receivable is limited due to generally short payment terms.  At March 31, 2011, 20.6% of the Company’s total accounts receivable balance represented usage fees due from a single carrier and its subsidiaries.  Approximately 74% of the carrier’s outstanding balance as of March 31, 2011, was resolved in the context of a confidential settlement agreement (See Note 16).

The Company leases transport capacity from a limited number of suppliers, primarily two ILEC’s, and is significantly dependent upon the availability of transmission facilities owned by these companies.  The Company is vulnerable to the risk of being unable to renew favorable supplier contracts, the supplier not timely processing orders for the Company’s customers, and its supplier not responding in a prompt fashion to service issues associated with those transmission facilities.  The Company is also at risk with respect to regulatory agreements that govern rates charged by the suppliers, all of which are expired and are renewing on a month to month basis pending renegotiation.

Fair Value of Financial Instruments

The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments:

•                  Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses - the carrying value approximates fair value because of the relatively short maturities of these instruments.

•                  Long-term debt — the fair value of the Company’s borrowings under its credit facility approximates the carrying value as of March 31, 2011.  Fair value is based on the relative trading values of the Company’s debt on the reporting date.

•                  Interest rate swap agreement - the fair value was determined with the assistance of an investment bank with which the Company entered into the swap agreement and represents the estimated amount that the Company would expect to pay to terminate the swap at the reporting date adjusted based on the nonperformance risk associated with the swap agreement.  The Company considers all aspects of nonperformance risk, including its own credit standing, when measuring fair value of a liability. The Company considers its credit risk and the credit risk of its counterparties in the valuation of the swap agreement through a credit valuation adjustment (“CVA”) (See Note 18).  Management determined that a CVA was not required as of March 31, 2011 based on the concluded nonperformance risk.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

Significant estimates relate to revenue recognition, the allowance for doubtful accounts receivable, accrual of network costs payable to other carriers, reserve for uncertain tax positions, income tax valuation allowances and conclusions regarding the impairment of goodwill and long-lived assets, including intangible assets.

3.                      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other assets as of March 31, 2011 consisted of the following (in thousands):

March 31,
2011

Current portion deferred customer installation costs	$4,872
Escrow balances associated with asset sales	6,768
Deposits	4,700
Other	3,576
Prepaid expenses and other current assets	$19,916

4.                      PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2011 consisted of the following (in thousands):

March 31,
2011

Switch equipment	$297,185
Computer equipment and software	200,823
Office furniture, equipment and vehicles	11,305
Leasehold improvements	18,733
IRUs under capital leases	22,727
Construction in progress	11,034
Total property and equipment	561,807
Less - accumulated depreciation	(382,922)
Less - accumulated amortization on assets under capital leases	(10,440)
Property and equipment, net	$168,445

Capitalized internal labor costs amounted to $2.4 million for the three months ended March 31, 2011.  Construction in progress costs relate to projects to acquire, install and make operational various network components.

Property and equipment under capital leases totaled $26.1 million at March 31, 2011.

Depreciation expense, including the amortization of assets under capital leases, amounted to $14.6 million for the three months ended March 31, 2011.

5.                      GOODWILL AND INTANGIBLE ASSETS

Goodwill

There were no changes in the carrying value of goodwill for the three months ended March 31, 2011.  The Company’s goodwill balance of $94.4 million is net of $254.6 million of accumulated impairment losses recorded in prior periods.  As of December 31, 2010, as a result of the pending acquisition by EarthLink, Inc. (see Note 19), compelling evidence was available indicating the fair value of the Company’s One Communications Reporting Unit was less than the carrying value.  The announced purchase price of the Company was determined to be a reasonable indication as to the fair value.  The Company conducted step two of the impairment process for the One Communications Reporting Unit and determined that the fair value of the reporting unit’s goodwill was less than the carrying value.  The Company recorded a non-cash charge of $139.6 million based on the second step of the impairment test as of December 31, 2010.  There were no indicators of impairment identified during the three month period ended March 31, 2011 that required an interim impairment analysis.

Intangible Assets

Intangible assets consisted of the following as of March 31, 2011 (in thousands, except weighted average amortization period):

				Weighted
				Average
	Gross Carrying	Accumulated		Amortization
	Amount	Amortization	Net	Period

Customer relationships	$234,000	$212,559	$21,441	6.5 years
Favorable leases	510	232	278	11 years
Tradenames	105	—	105	—
	$234,615	$212,791	$21,824	6.5 years

Amortization expense amounted to $4.0 million for the three months ended March 31, 2011.

The Company estimates that the future aggregated amortization expense related to purchased intangible assets as of March 31, 2011 will be as follows for the following years ending December 31 (in thousands).  Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of acquisitions, changes in useful lives and other relevant factors.

2011 (remaining nine months)	$12,118
2012	8,344
2013	670
2014	601
2015	91
Thereafter	—
$21,824

6.                      OTHER ASSETS

Other assets as of March 31, 2011 consisted of the following (in thousands):

March 31,
2011

Long-term deferred customer installation costs	$6,507
Investment in unconsolidated subsidiaries	448
Deferred financing costs, net of accumulated amortization of $14,765	6,957
Deposits	472
Other	870
Other assets, net	$15,254

On February 28, 2011, the Company elected to extend the forbearance termination date through April 30, 2011 in exchange for additional fees of $1.4 million payable upon the maturity of the Amended and Restated One Facility.  This election is not considered a substantial modification.  As a result, such fees have been capitalized as a part of deferred financing costs and are being amortized over the remaining life of the Amended and Restated One Facility.

Amortization of deferred financing costs amounted to $2.0 million for the three months ended March 31, 2011 and is included in interest expense in the consolidated statement of operations.

7.       ACCRUED EXPENSES

Accrued expenses as of March 31, 2011 and consisted of the following (in thousands):

March 31,
2011

Accrued network costs	$7,050
Accrued ILEC	14,937
Accrued payroll and related taxes and benefits	4,019
Accrued taxes and surcharges	27,209
Accrued property and equipment costs	872
Accrued interest	18,652
Other	6,921
Accrued expenses	$79,660

8.       ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

The Company has recorded a liability and asset within other long-term liabilities and property and equipment, respectively, in the accompanying consolidated balance sheet, for the present value of the estimated future exit costs associated with certain assets within leased facilities that the Company is contractually obligated to retire in connection with the termination of the associated lease agreement.  Costs associated with retiring assets for which there is no alternative future use are primarily leasehold improvements and non-recurring costs charged by the ILEC to vacate collocation sites.  The liability was established by calculating the present value of the asset retirement obligation using a discount rate over a period, which is representative of the estimated useful life of the related assets.  The discount rates used are in the range of 4% to 9%, which represents the risk-free interest rate that has a maturity date that coincides with the expected timing of estimated cash flows required to satisfy the asset retirement obligation plus a credit-standing adjustment based on a credit risk analysis compared to industry peers.  Changes in the asset retirement obligation resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is classified as interest expense in the consolidated statement of operations.

The following table contains a reconciliation of the beginning and ending asset retirement obligations for the period ended March 31 (in thousands):

2011
Balance as of January 1	$1,842
Settlements	(2)
Accretion of liability	15
Balance as of March 31	$1,855

The asset retirement obligations and associated assets are estimated based on several assumptions.  If information becomes known that is different than the assumptions in use, revisions will be made using the more precise information.  If actual results differ from the assumptions used, the amount of the obligations will differ, perhaps significantly, from the amounts reflected in the consolidated financial statements.

9.       BANK DEBT

Bank debt as of March 31, 2011 consisted of the following (in thousands):

March 31,
2011
Term loan	$266,578
Less - current portion of long-term debt - bank	(19,331)
Long-term debt - bank	$247,247

Amended and Restated One Facility and Further Amendments

In connection with the Transactions (see Note 1), the Company entered into the Original One Facility.  The Company refinanced the Original One Facility on April 19, 2007, which was accomplished through the Amended and Restated One Facility wherein a $560.0 million term loan (the “Term Loan”) and a $30.0 million revolving loan commitment (the “Revolver”) were established.  Subsequently, the Company has executed three amendments, on November 16, 2007 (the “2007 Amendment”), December 15, 2009 (the “2009 Amendment”) and July 16, 2010 (“the “2010 Amendment”), respectively.

Under the Amended and Restated One Facility, the outstanding principal balance under the Term Loan was to be paid in nineteen consecutive equal quarterly installments of $1.4 million, which commenced on September 30, 2007 and would have ended on March 31, 2012.  Subject to the terms of the 2009 Amendment, the quarterly installments were increased to $5.0 million beginning with the December 31, 2009 payment and ending with the March 31, 2012 payment.  The amount of the quarterly installments was reduced to $4.8 million to account for the pro-rata reduction associated with the mandatory excess cash flow payment of $4.8 million made in August 2010.  The remaining unpaid balance under the Term Loan is payable on June 30, 2012.  The terms of the Revolver remain substantially unchanged under the Amended and Restated One Facility, in which the expiration date continues to be June 30, 2011.  There were no borrowings outstanding under the Revolver at March 31, 2011.  Under the Amended and Restated One Facility, additional payments of principal may become due annually, based upon the Company’s level of excess cash flow (as defined in the facility).  The Amended and Restated One Facility also carries a fee of 0.5% on the unutilized Revolver as well as a fee equivalent to an applicable margin for each outstanding letter of credit issued thereunder.  Letters of credit up to $15.0 million are available under the facility; however, they may not exceed the aggregate unused amount of the Revolver.  As of March 31, 2011, outstanding letters of credit totaled $2.0 million.  As was the case under the Original One Facility, the lenders under the Amended and Restated One Facility have a security interest in substantially all of the Company’s assets.

As a result of the 2010 Amendment, effective July 16, 2010 amounts borrowed under the Amended and Restated One Facility bear interest at the Company’s option at either the greater of LIBOR or 1.75% plus 10.0% or the Base Rate plus 9.0%.  The defined base rate is equal to the higher of the prime lending rate or the overnight federal funds rate plus one-half of one percent (the “Base Rate”).

Exclusive of the interest rate swap, the borrowing rate was 11.79% under the Term Loan at March 31, 2011.  The actual borrowing rate at March 31, 2011 was 16.95% due to the fact that the Company entered into an interest rate swap agreement, as required by the Original One Facility (see Note 10).

Under the Amended and Restated One Facility, the Company is subject to the following financial covenants (1) a minimum interest coverage ratio, (2) a maximum senior leverage ratio, and (3) maximum consolidated capital expenditures.  The Company is also subject to various other restrictions, which affect, and in some cases significantly limit or prohibit, the Company’s ability to incur additional indebtedness.

The Company experienced a breach of its financial covenants as of September 30, and December 31, 2010 and March 31, 2011.  However, under the terms of the 2010 Amendment, the Company’s lenders have agreed to forbear from exercising their rights and remedies related to a breach of the financial covenants under the Amended and Restated One Facility through the forbearance termination date of December 31, 2010.  As consideration for the 2010 Amendment, the Company agreed to pay a fee of $4.5 million which becomes due when the Term Loan is repaid.  The Company has elected to extend this date through February 28, 2011 as permitted by the 2010 Amendment, in exchange for an additional fee of $2.7 million which becomes due when the Term Loan is repaid.  The forbearance termination date was further extended through April 30, 2011, subject to the terms and conditions of the 2010 Amendment, in exchange for an additional fee of $1.4 million which becomes due when the Term Loan is repaid.  The balance of the Term Loan was repaid on April 1, 2011 with the proceeds from the Company’s acquisition by EarthLink, Inc. (See Note 19).

Debt maturities are as follows for the years ending December 31 (in thousands):

2011 (remaining nine months)	$14,498
2012	252,080
$266,578

The weighted average interest rate on debt, excluding capital lease obligations and the effect of the interest rate swap, for the three months ended March 31, 2011 was 12.22%.  Interest expense on the Company’s long-term debt was $11.6 million for the three months ended March 31, 2011.

10.               CAPITAL LEASE OBLIGATIONS

The Company maintains capital leases relating to IRUs and vehicles.  The future minimum payments due under the leases are as follows for the years ending December 31 (in thousands):

2011 (remaining nine months)	$2,352
2012	3,111
2013	2,909
2014	2,937
2015	2,965
Thereafter	17,756
Total minimum lease payments	32,030
Less - amounts representing interest	(14,353)
Less - current portion of capital lease obligations	(990)
Long-term portion of capital lease obligations	$16,687

Interest expense on capital lease obligations totaled $0.5 million for the three months ended March 31, 2011.  The capital lease obligations have remaining terms that range from approximately 1 to 14 years.

11.               INTEREST RATE SWAP AGREEMENT

In order to reduce the Company’s exposure to fluctuations in interest rates and to comply with the terms of the Original One Facility, on July 5, 2006 the Company entered into an interest rate swap agreement with a notional amount of $504.0 million.

On February 11, 2009, the Company consummated a partial settlement of its interest rate swap.  This transaction reduced the notional amount of the swap from $400.0 million to $250.0 million in exchange for a cash payment of $6.4 million.  The notional amount has remained at $250.0 million through March 31, 2011.

The interest rate swap is based on the three-month LIBOR and the fixed rate is 5.769%.  As of March 31, 2011, 94% of the outstanding borrowings were covered by the swap.  The fair value of the swap represented a liability of $3.4 million as of March 31, 2011.  This liability is recorded within current liabilities as the termination of the interest rate swap is scheduled to occur within the following twelve months.  The obligation under the swap was settled in full with the proceeds from the Company’s acquisition by EarthLink, Inc. (See Note 19).  As the swap did not qualify for hedge accounting, changes in fair value are recorded as a component of interest expense in the consolidated statement of operations.

The following table shows the effects of the Company’s interest rate swap agreement on the consolidated statement of operations:

		Amount of Gain Recognized
		in the Consolidated
		Statement of Operations
Derivatives Not Designated	Location of Gain Recognized in the	Three Months Ended
as Hedges	Consolidated Statement of Operations	March 31, 2011
Interest rate swap	Interest expense	$3,368
Total		$3,368

12.               STOCKHOLDERS’ EQUITY

The Company’s authorized capital totals 145,000,000 shares, consisting of 115,000,000 shares of Class A common stock, par value $.01 per share, 10,000,000 shares of Class B common stock, par value $.01 per share and 20,000,000 shares of Class C common stock, par value $.01 per share.

The Class A common stock has full voting rights, the Class B common stock has limited voting rights and the Class C common stock has no voting rights.  The Class B common stock is convertible into Class A common stock at any time.  In general, the Class B common stock is not entitled to vote on the election of directors, but has the right to vote, together with the Class A common stock, as a single class, on certain major corporate events, such as a merger, consolidation or sale of all or substantially all of the assets of the Company or an amendment to the charter.  Except for voting and conversion rights, there is no difference between a share of Class A common stock, a share of Class B common stock and a share of Class C common stock.

On November 18, 2004, Choice One issued two series of seven-year warrants to purchase additional shares of Class A common stock (the “2004 Warrants”).  The first series of warrants was for 657,567 shares of Class A common stock at an exercise price of $13.50 per share.  The second series of warrants was for 2,401,592 shares of Class A common stock at an exercise price of $20.00 per share.  The exercise price of the first and second series of Class A warrants were reduced in May 2006 to $12.50 and $18.50, respectively, resulting in additional value to the warrant holders of $0.3 million.  Both series of 2004 Warrants expire on November 18, 2011.  The 2004 Warrants may be exercised in whole or in part by the holder at any time prior to the date of expiration.

In connection with the Transactions, on June 30, 2006 the Company issued to Columbia Ventures two separate warrants to purchase shares of Class A common stock (the “Columbia Ventures Warrants”).  The first Columbia Ventures Warrant is for 657,567 shares of Class A common stock and has an exercise price of $12.50 per share.  The second Columbia Ventures Warrant is for 2,401,592 shares of Class A common stock and has an exercise price of $18.50 per share.  The Columbia Ventures Warrants expire on November 18, 2011.  Columbia Ventures may exercise the Columbia Ventures Warrants only if and to the extent that the 2004 Warrants are exercised.

All of the common stock warrants were cancelled upon acquisition of the Company by EarthLink, Inc. (See Note 19).

13.               STOCK-BASED COMPENSATION

The Company maintains a Long-Term Incentive Plan (“Stock Plan”) pursuant to which the Company’s Board of Directors or the Compensation Committee of the Board may, in its discretion, grant ISO’s, non-qualified stock options, stock appreciation rights, stock awards and performance units to directors, officers, key employees, advisors and consultants of the Company. The Company amended the Stock Plan on June 30, 2006 to increase the number of shares of Class A common stock available for issuance thereunder from 1,261,329 to 12,238,588 and to expand the number of potential participants in the Stock Plan.  On October 3, 2007, the Stock Plan was further amended to eliminate, in its entirety, the restriction on the number of participants that may receive grants under the Stock Plan. Under the terms of the Stock Plan, options and restricted stock that have not vested prior to a participant’s termination of employment with the Company are generally forfeited.  Holders of shares of restricted stock must become parties to the stockholders’ agreement between the Company and each of its stockholders.  This agreement, among other things, imposes limitations on the transfers of Company shares to competitors and requires transfers to comply with applicable securities laws.

Stock options and restricted stock awards generally vest at the rate of 33% per year commencing on the first anniversary of the date of grant.  Stock options expire ten years from the grant date.  Awards granted may be subject to other vesting terms as determined by the Company’s Board of Directors or the Compensation Committee.  Stock options may be exercised by (1) cash payment to the Company, (2)

delivery of shares having a fair market value, determined as of the exercise date, equal to the aggregate purchase price of the stock being acquired, (3) assignment to the Company of the proceeds of the sale of some or all of the shares being acquired from the exercise of such stock options, or (4) a combination of the foregoing.  In addition, an option holder or a holder of restricted stock may satisfy his/her tax liability associated with such equity grants by utilizing one or more of the foregoing methods.

Compensation expense recognized in connection with the Stock Plan amounted to $0.1 million for the three months ended March 31, 2011, and is included in selling, general and administrative expense in the consolidated statement of operations.

The following is a summary of all stock option activity in the Stock Plan for the three months ended March 31, 2011:

		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic Value
	Options	Price	Life	(in thousands)
Awards outstanding as of January 1, 2011	4,988,582	$5.72
Awards granted	—	—
Awards exercised	—	—
Awards expired	(80,654)	5.79
Cancellations/Forfeitures	(113,532)	5.57
Awards outstanding as of March 31, 2011	4,794,396	$5.72	5.89	$—
Options expected to vest as of March 31, 2011	4,751,432	$5.72	5.87	$—
Options exerciseable as of March 31, 2011	4,364,719	$5.73	5.66	$—

The following is a summary of all restricted stock activity in the Stock Plan for the three months ended March 31, 2011:

		Weighted
	Number of	Average
	Restricted	Fair
	Shares	Value
Awards outstanding as of January 1, 2011	1,033,689	$5.93
Awards granted	—	—
Awards withheld for income taxes	(12,072)	6.57
Awards forfeited	(660)	5.88
Awards outstanding as of March 31, 2011	1,020,957	$5.92
Awards vested as of March 31, 2011	939,119	$5.94

As of March 31, 2011, the Company had $1.0 million of unrecognized total stock-based compensation cost related to unvested stock options and restricted stock.  The period over which such compensation cost is expected to be recognized is approximately three years.

14.               INCOME TAXES

The income tax benefit for the three months ended March 31, 2011:

2011
(in thousands)
Current income tax benefit:
U.S. Federal	$(821)
U.S. State	214
Total	$(607)

Deferred income tax benefit:
U.S. Federal	$—
U.S. State	—
Total	$—
Total income tax benefit	$(607)

Income tax benefit for each of the three months ended March 31, 2011 differs from the expected income tax benefit calculated using the statutory U.S. Federal income tax rate as follows:

	2011
	($ amounts in thousands)
Federal benefit at statutory rate	$(3,494)	35.0%
State taxes, net	(481)	4.8%
Stock-based compensation	8	-0.1%
Unrecognized tax benefits	209	-2.1%
Other	(790)	7.9%
Change in valuation allowance	3,941	-39.4%
Income tax benefit	$(607)	6.1%

Deferred income tax assets or liabilities reflect temporary differences between amounts of assets and liabilities, including net operating loss carry forwards, for financial and tax reporting. Such amounts are adjusted as appropriate to reflect changes in the tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for any deferred income tax asset for which realization is not more likely than not.

The Company considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred income tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified.  Accordingly the Company has recorded a full valuation allowance for its net deferred tax assets as of March 31, 2011 because of uncertainties that exist relative to its ability to utilize the net deferred assets.

The Company’s deferred income tax assets (liabilities) as of March 31, 2011 consisted of the following:

March 31,
2011
Deferred Tax Assets
Net operating loss carry forwards	$97,884
Interest rate swap	1,376
Stock-based compensation	9,361
Allowance for doubtful accounts	2,631
Deferred revenue	4,615
Miscellaneous accruals	2,375
Other including credits	2,495
Valuation Allowance:	(95,079)
Net Deferred Tax Assets	25,658
Deferred Tax Liabilities
Basis difference in property and equipment and intangibles	(20,588)
Deferred line install	(4,541)
Other	(529)
Net Deferred Liabilities	$—

Through March 31, 2011 the Company had accumulated a total of $246.4 million in net operating loss carry forwards, respectively, which are available to offset future taxable income.  There is an annual limitation on the amount of net operating losses that can be utilized under Section 382 of the Internal Revenue Code, which is reflected in the amount of net operating losses available to the Company. Excess benefit related to stock-based compensation expense of $1.1 million is also included in the computation of net operating losses available as of March 31, 2011.  These net operating loss carry forwards will begin to expire in the year 2015 if not previously utilized.

The Company has identified its federal tax return and its state tax returns in Massachusetts and Pennsylvania as “major” tax jurisdictions.  Periods extending back to 2007 are still subject to examination for all “major” jurisdictions.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. As of March 31, 2011, the Company had approximately $1.1 million of interest and penalties accrued related to unrecognized tax benefits.  This amount includes an increase of $0.1 million which was recorded during the three months ended March 31, 2011 due to additional contingencies incurred during the period.

Amounts related to uncertain tax positions that may change within the next twelve months are not expected to be material.  The entire balance of uncertain tax positions recorded would impact the effective tax rate once settled.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the three months ended March 31, 2011:

2011
Balance at January 1	$4,336
Additions based on tax positions related to the current year	109
Reductions due to expiration of statute of limitations	—
Settlements	—
Balance at March 31	$4,445

15.               RELATED PARTIES

The Company has an arrangement with Hibernia Atlantic U.S. LLC (“Hibernia”), a company owned by CVC, under which it provides Hibernia and certain affiliates with various services (lit capacity, engineering and administrative services) and under which Hibernia provides the Company with storage space.

In addition, the Company has executed an agreement with Hibernia under which the Company may purchase capacity from Hibernia in support of specific customer requirements.  The Company did not purchase any capacity from Hibernia under this agreement in the three months ended March 31, 2011.

The Company and Hibernia have also signed an agreement wherein the Company provides Hibernia with a twenty year IRU along certain of its fiber routes.  Such IRU is for 320 waves between cities located primarily in the Northeast.  The total price of the IRU is $4.2 million.  In 2007, Hibernia paid a deposit to the Company of $1.4 million.  Upon delivery of the fiber to Hibernia in 2008, an additional $2.6 million was paid to the Company.  The remaining $0.2 million due on the fiber IRU will be paid in 24 consecutive monthly installments.  Under the terms of this agreement, Hibernia has also agreed to reimburse the Company for certain costs incurred to turn up each wave.  Such reimbursements are considered up-front payments associated with providing the use of the stated fiber routes.  Accordingly, they are recorded as deferred revenue as received and are recognized on a straight-line basis over the term of the underlying IRU.  In addition, Hibernia will also pay the Company a monthly operation and maintenance fee of thirty thousand dollars, which increases to forty three thousand dollars upon the acceptance of certain routes identified in the IRU.  As additional consideration, Hibernia has provided the Company with a twenty year IRU consisting of one wave between Boston and London and one wave between Albany and Montreal.  As of March 31, 2011, the Company has not requested the delivery of the waves to London or Montreal.

For the three months ended March 31, 2011, the Company recorded revenue of $0.6 million, related to the above transactions with Hibernia.  The amount due the Company associated with the relationship with Hibernia as of March 31, 2011 was $0.2 million, and is included in due from related party within the consolidated balance sheet.  In addition, the Company has recorded deferred revenue associated with these services in its consolidated balance sheet as of March 31, 2011 of $7.4 million.

In connection with the Transactions, the Company issued common stock, the Columbia Ventures Warrants as well as options to Columbia Ventures.  Details of these securities are included in Note 12.

On December 31, 2007, the Company contributed net assets totaling $0.3 million to Partner Consulting LLC (“Partners”) and simultaneously sold 51% of the equity interest in Partners to a company owned by a former employee of the Company.  The selling price of $0.7 million was included in due from related parties while the gain on sale of $0.5 million was deferred.  The gain on sale is recognized as the Company is paid the selling price.  During the three months ended March 31, 2011, the Company received payments of $22 thousand reducing the amount recorded in due from related parties to $0.4 million as of March 31, 2011.

16.     COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company leases fiber, office space and certain other equipment under various operating leases.  These leases expire through 2025.  Rent charged to operations amounted to $2.3 million for the three months ended March 31, 2011.  The minimum aggregate payments under non-cancelable leases are as follows for the years ending December 31 (in thousands):

2011 (remaining nine months)	$8,972
2012	9,056
2013	8,072
2014	7,245
2015	6,377
Thereafter	37,696
$77,418

Purchase Commitments

The Company maintains agreements with several carriers for network access.  These agreements require minimum commitments on the part of the Company.  The agreements have expiration dates ranging from January 2011 through December 2025.  The following table summarizes the annual commitments under these agreements (in thousands):

2011 (remaining nine months)	$36,248
2012	46,748
2013	45,206
2014	14,056
2015	6,187
Thereafter	15,559
$164,004

Regulation

The services offered by the Company are subject to varying levels of federal, state and local regulation.  These regulations are subject to change due to actions by legislative, administrative and judicial bodies.  Changes in such regulations could, in varying degrees, affect the manner in which the Company is required to conduct its business.  The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and business prospects.

Interconnection Agreements

The Company has executed interconnection agreements with the ILEC in each of its markets.   However, in most instances these contracts have expired and are currently being renewed by the parties under evergreen clauses while the parties attempt to negotiate and/or arbitrate new agreements.  There can be no assurance that the Company will successfully negotiate, arbitrate or otherwise obtain new agreements with these ILECs on terms and conditions that are acceptable to the Company.

Litigation

The Company is a party to various legal actions arising in the normal course of business.  While the Company does not believe, that the ultimate resolution of any such pending actions will have a material adverse effect on its results of operations, financial position or cash flows, litigation is subject to inherent uncertainties.  If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact in the period in which the ruling occurs.

In January and February 2011, the Company entered into several confidential settlement agreements with other carriers resolving substantially all disputes between the respective parties through October 31, 2010.  The negotiated cash payments, net of cash received, associated with these settlements amounted to $12.8 million and were accrued for as December 31, 2010.  As of March 31, 2011, the Company had received net payments of $2.5 million and the remaining $15.3 million was remitted by the Company on April 1, 2011.  The Company’s reserve positions as of March 31, 2011 are consistent with the amounts that were remitted on April 1, 2011.

17.               401(K) PLAN

The Company provides a defined contribution 401(k) plan (the “Plan”) to substantially all of its employees meeting certain service and eligibility requirements.  The Company may elect to make a discretionary quarterly matching contribution equal to fifty percent (50%) of the employees’ contributions up to a maximum of six percent (6%) of their eligible compensation.  The matching contribution investment balances vest twenty percent (20%) per year beginning on the first year anniversary of the employee’s start date.  No such matching contribution was made during the three months ended March 31, 2011.

18.               FAIR VALUE MEASUREMENTS

Generally accepted accounting principles establish a framework for measuring fair value and a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3: Unobservable inputs for the asset or liability, which shall reflect the Company’s own assumptions about what market participants would use in pricing the asset or liability.  These inputs are developed based on the best information available, including the Company’s own data.

The following table summarizes the valuation of the Company’s financial instruments in accordance with this established hierarchy as of March 31, 2011 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Current portion of interest rate swap	$—	$3,449	$—	$3,449
Total liabilities	$—	$3,449	$—	$3,449

The valuation of the interest rate swap agreement is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the instrument. This analysis reflects the contractual terms of the agreement, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The Company has considered the need for a CVA to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurement.

19.               SUBSEQUENT EVENTS

On April 1, 2011, the Company was acquired by EarthLink, Inc. with the Company becoming a wholly-owned subsidiary of Earthlink, Inc.  Pursuant to the terms of the merger agreement, the aggregate merger consideration for the Company was $370.0 million which included repayment of net indebtedness of approximately $282.1 million and $40.6 million of other liabilities and certain working capital and other adjustments as provided in the merger agreement. In addition, $21.0 million of the aggregate merger consideration was deposited in an escrow account to secure potential post-closing adjustments to the aggregate consideration relating to working capital and other similar adjustments, indemnification obligations and post-closing employment-related obligations.  The Company’s interest rate swap liability was also terminated in conjunction with the acquisition.